EXHIBIT 99.1

Eve Krzyzanowski, Veteran Media Executive,
Joins Branded Media Corporation as Chief
Executive Officer
Monday December 27, 3:22 pm ET

NEW YORK--(BUSINESS WIRE)--Dec. 27, 2004--Branded Media Corporation announced today that Eve Krzyzanowski has joined its management team as Chief Executive Officer, effective immediately.

Eve Krzyzanowski has been a successful media professional for over 25 years, most recently serving as Senior Vice President of Martha Stewart Living Omnimedia's "("MSLO") television operations. Ms. Krzyzanowski also served on MSLO's Senior Executive Committee and presided (Executive Producer) over the production and distribution of Martha Stewart Living, a nationally syndicated television program.

Prior to joining MSLO, Ms. Krzyzanowski was Head of Programming and Production at the BBC in America. At the BBC, she delivered high program revenue, ratings, critical acclaim and awards by tailoring content to the market and audience. During her tenure with the BBC, Ms. Krzyzanowski produced programs for public television, Discovery Networks and other cable outlets while developing successful partnerships with Time-Life Home Video, Reader's Digest, Dorling Kindersley and other strategic partners.

Before building BBC's U.S. operation, Eve Krzyzanowski achieved notable success with Financial News Network, as FNN's Head of Programming. FNN later evolved into CNBC, today's leading financial cable network.

Ms. Krzyzanowski has earned several Emmys and was selected as a "Luminary of the 20th Century" in financial journalism for her role in developing Financial News Network. She has produced and overseen over 10,000 hours of television programming.

In commenting on the new position, Eve Krzyzanowski said, "I have seen first hand how the power of television and other multi-media formats drive consumer demand and I am thrilled to have the opportunity to apply my experience and expertise to successfully execute the Branded Media strategy."

The Branded Media(TM) strategy integrates the core message of brands into multimedia content to provide significant exposure in launching and expanding talent driven brands.

Branded Media Corporation markets consumer products through its proprietary strategy, Branded Media(TM). As developed by BMCP, Branded Media(TM) is designed to materially increase sales of consumer products by exposing brands and their messages through all multimedia outlets, but primarily through commercial and public television programming, DVD, Video-on-Demand, Direct-Response infomercials and Internet driven direct marketing campaigns.

This announcement may contain certain forward-looking statements that are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from the assumptions currently anticipated.


Contact:

         Branded Media Corporation
         J. Coffey, 212-230-1941